CERTIFICATE OF INCORPORATION

                                       OF

                      CARRAMERICA REALTY GP HOLDINGS, INC.



1.       NAME

                  The name of this corporation is CarrAmerica Realty GP Holdings, Inc. (the "Corporation").


2.       REGISTERED OFFICE AND AGENT

                  The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.


3.       PURPOSE AND POWERS

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law"). The Corporation shall have all power necessary or helpful to engage in such acts and activities.


4.       CAPITAL STOCK

         4.1      Authorized Shares

                  The aggregate number of shares of common stock (referred to in this Certificate of Incorporation as "Common Stock") which the Corporation shall have the authority to issue is One Thousand (1,000), with a par value of one cent ($0.01) per share. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution.

         4.2      Voting Rights

                  Each share of Common Stock shall have one (1) vote on each matter submitted to a vote of the stockholders of the Corporation.


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5.       PREEMPTIVE AND PREFERENTIAL RIGHTS

                  No holder of shares of any class of stock authorized or issued pursuant hereto shall have any preemptive or preferential right of subscription to, or purchase of, any shares of any class of stock of this Corporation, either now or hereafter authorized, or to the obligations convertible into stock of any class of this Corporation, other than such rights, if any, as the Board of Directors in its discretion may from time to time determine, and at such prices as the Board of Directors may from time to time fix pursuant to the authority conferred by this Certificate of Incorporation.


6.       INCORPORATOR; INITIAL DIRECTORS

         6.1.     Incorporator

                  The name and mailing address of the incorporator (the "Incorporator") is E.L. Kinsler, The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

         6.2.     Initial Directors

                  The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:


     NAME                                              MAILING ADDRESS
     ----                                              ---------------

Thomas A. Carr                                    1700 Pennsylvania Avenue, N.W.
                                                  Washington, D.C.  20006

Brian K. Fields                                   1700 Pennsylvania Avenue, N.W.
                                                  Washington, D.C.  20006

Robert G. Stuckey                                 1700 Pennsylvania Avenue, N.W.
                                                  Washington, D.C.  20006


7.       BOARD OF DIRECTORS

         7.1.     Number; Election

                  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the


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Corporation, so long as such number shall not be less than one (1) and not more than fifteen (15); provided, that no change in the number of directors shall affect the tenure of office of any director. Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

         7.2.     Limitation of Liability

                  The liability of the directors and officers of the Corporation to the Corporation and its stockholders for money damages is hereby limited to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (or its successor), as the same may be amended from time to time.


8.       EXISTENCE

                  The Corporation shall have perpetual existence.


9.       INDEMNIFICATION

                  The Corporation shall, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law (or its successor), as the same may be amended from time to time, indemnify any and all directors and officers of the Corporation from and against any and all of the expenses (and shall advance expenses to the extent provided for by said section), liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.


10.      BYLAWS

                  In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors, except as otherwise provided in this Certificate of Incorporation or provisions of the Bylaws of the Corporation, is expressly authorized and empowered to adopt, alter, amend and repeal the Bylaws of the Corporation by a vote of a majority of the Board of Directors.


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11.      AMENDMENT

                  The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation upon (i) adoption by the Board of Directors of a resolution recommending such amendment, alteration or repeal, (ii) presentation by the Board of Directors of a resolution at an annual or special meeting of holders of shares of Common Stock, and (iii) approval of such resolution by the vote of the holders of a majority of the shares of Common Stock. All rights conferred upon stockholders herein are subject to this reservation.


                  IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 24th day of June, 1996.


                                     THE CORPORATION TRUST COMPANY
                                     Incorporator


                                     By: /s/ E.L. Kinsler
                                         ------------------
                                     Name: E.L. Kinsler
                                     Title: Incorporated